Exhibit 10(ai)(2)

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

This Second Amendment to Purchase and Sale Agreement is dated as of this 31st date of January, 2006 between RICHARDSON ELECTRONICS, LTD., a Delaware corporation (“Seller”) and TAB Construction Company, an Illinois corporation (“Purchaser”).

R E C I T A L S

WHEREAS, Seller is the owner of fee simple title, free and clear of all liens and encumbrances except for the Permitted Exceptions, of that certain to real estate located in the City of Geneva, Kane County, Illinois, commonly known as 715 Hamilton Street, Geneva, Illinois and has executed a Purchase and Sale Agreement dated August 4, 2005 with Purchaser in the connection with the sale of the Property as defined therein to Purchaser (the “Purchase Agreement”);

WHEREAS, on December 16, 2005, Seller and Purchaser executed the First Amendment to Purchase and Sale Agreement (the “First Amendment”) and have decided to further amend the Purchase and Sale Agreement as amended by the First Amendment.

NOW THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, parties shall hereby agree as follows:

1.    DUE DILIGENCE PERIOD. Notwithstanding anything to the contrary contained in the Purchase Agreement, the parties have agreed that the Due Diligence Period be extended until April 30, 2006; provided that, such Due Diligence Period shall be extended only with respect to investigation related to the following items, the Purchaser being satisfied with the Property on all other conditions:

•	Wipe test for Thorium (arising out of State of Illinois requirement to remove location from Richardson Electronics license)

•	Purchaser’s ability to successfully negotiate an agreement with the Village of Geneva to acquire the 75 foot strip owned by the Village and adjoining the Property, to the East.

and provided that, Purchaser diligently pursues such investigation.

2.    CLOSING DATE. Notwithstanding anything to the contrary contained in the Purchase Agreement, the parties have agreed to close the transaction on or before May 15, 2006. Time is of the essence with respect to said closing date due to Seller’s the desire to close the transaction by the end of Seller’s fiscal third quarter; provided however that the parties shall accelerate the closing to a mutually agreeable date upon the satisfactory resolution of the foregoing due diligence items.

3.    FULL FORCE AND EFFECT. As otherwise set forth herein, the Purchase Agreement remains in full force and effect.

4.    COUNTERPARTS. This Amendment may be executed in counterparts, both of which when taken together shall constitute a single original.

IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date and year first written above.

SELLER:

Richardson Electronics, Ltd., a Delaware corporation

/s/ Edward J. Richardson

By:	Edward J. Richardson
Title:	CEO

PURCHASER:

TAB Construction Company

/s/ Tracy A. Burnidge

By:	Tracy A. Burnidge
Title:	President